EXHIBIT 1
                                                                     Page 1 of 5

                                CSW CREDIT, INC.
                                  BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                             (THOUSANDS, UNAUDITED)

                                           ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                    $7,701
     Accounts receivable, net of allowance for doubtful
         accounts of $ 5,880                                     932,356
                                                                --------

            Total current assets                                 940,057

OTHER ASSETS:
     Deferred income taxes                                         3,583
     Other                                                         4,733
                                                                --------

            Total other assets                                     8,316

            Total assets                                        $948,373
                                                                ========

                   LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
     Short-term debt                                            $848,700
     Deferred credits                                             19,499
     Unearned revenue                                              2,553
     Other liabilities                                             6,082
                                                                --------

            Total current liabilities                            876,834

STOCKHOLDER'S EQUITY:
     Common stock, no par; authorized 1,000 shares;
         issued and outstanding 245 shares                             1
     Paid-in capital                                              71,538
                                                                --------

            Total stockholder's equity                            71,539
                                                                --------

            Total liabilities and stockholder's equity          $948,373
                                                                ========

                     The accompanying notes to the financial
                    statements are an integral part of these
                                   statements.
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                                                                    EXHIBIT 1
                                                                    Page 2 of 5

                                CSW CREDIT, INC.
                              STATEMENTS OF INCOME
                       FOR THE PERIODS ENDED SEPTEMBER 30
                             (THOUSANDS, UNAUDITED)


                                         Three Months Ended  Twelve Months Ended
                                            1997      1996     1997      1996
                                          -------    ------   ------   -------

REVENUES                                  $24,537   $19,742  $71,573   $66,879
                                          -------    ------   ------   -------

OPERATING EXPENSES:
     Interest                              11,942    11,446   37,323    39,583
     Provision for bad debts                6,822     4,458   19,804    13,609
     Credit line fees                         183       250      864     1,023
     General and administrative               276       224       37       572
                                          -------    ------   ------   -------

                                           19,223    16,378   58,028    54,787
                                          -------    ------   ------   -------

OPERATING INCOME                            5,314     3,364   13,545    12,092
                                          -------    ------   ------   -------

OTHER INCOME AND DEDUCTIONS:
     Interest income                            6        13       62       230
     Tax benefit of parent company loss        78        36      214        96
                                          -------    ------   ------   -------

                                               84        49      276       326
                                          -------    ------   ------   -------

INCOME BEFORE FEDERAL INCOME TAXES          5,398     3,413   13,821    12,418
                                          -------    ------   ------   -------

FEDERAL INCOME TAXES:
     Current                                3,191     1,182    4,693     5,526
     Deferred                              (1,329)        0      108    (1,485)
                                          -------    ------   ------   -------

                                            1,862     1,182    4,801     4,041
                                          -------    ------   ------   -------

NET INCOME                                 $3,536    $2,231   $9,020    $8,377
                                          =======    ======   ======   =======





            The accompanying notes to the financial statements are an
                       integral part of these statements.

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                                                                     EXHIBIT 1
                                                                    Page 3 of 5

                                CSW CREDIT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997
                                   (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

CSW Credit, Inc. (Company) is a wholly owned subsidiary of Central and South West Corporation (CSW or the Parent Company), whose primary business is to purchase, without recourse, the accounts receivable of certain CSW subsidiary companies and non-affiliated companies. Revenue from affiliated companies for the quarter ended September 30, 1997 was $10.1 million. Significant accounting policies are summarized below:

REVENUE RECOGNITION

Revenues are generally recorded for the difference between the face amount of the receivables purchased and the purchase price.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company maintains an allowance for doubtful accounts at a level which reflects the amount of receivables not reasonably expected to be collected. The allowance is determined principally on the basis of collection experience. Receivables are written off when they are determined to be uncollectable.

FEDERAL INCOME TAXES

The Company, together with affiliated companies, files a consolidated Federal income tax return and participates in a tax sharing agreement with the other members of the CSW system. Federal income tax expense resulted in an effective rate of 34.5% for the period ended September 30, 1997.

Deferred income taxes resulted primarily from the differences between book and tax deductions for bad debt expense. The Internal Revenue Code provides for tax deductions for bad debts when they are charged off. As a result of a favorable earnings history, the Company did not record any valuation allowance against deferred tax assets at September 30, 1997.

STATEMENT OF CASH FLOWS

Cash equivalents are considered to be highly liquid debt instruments purchased with a maturity of three months or less. Accordingly, the Company's temporary cash investments are considered cash equivalents.

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                                                                     EXHIBIT 1
                                                                    Page 4 of 5

RELATED PARTY TRANSACTIONS

Central and South West Services, Inc., a wholly owned subsidiary of CSW, provides administrative services to the Company and is reimbursed for the cost of such services.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

Certain financial statement items have been reclassified to conform to the 1997 presentation.


2.  REGULATION:

The Company is subject to regulation by the Securities and Exchange Commission
(SEC) under the Public Utility Holding Company Act of 1935, as amended. The SEC has approved the Company's method of calculating the discount associated with the purchase of CSW subsidiary companies' accounts receivable.


3.  SHORT-TERM FINANCING:

The Company issues commercial paper that is secured by the assignment of its receivables. The weighted average interest rate for the period ending September 30, 1997 was 5.63%. At September 30, 1997, the Company had a revolving credit agreement aggregating $900 million to back up its commercial paper program. The revolving credit agreement expires June 28, 1998 and has a fee of .075% on the commitment. The Company is in compliance with the revolving credit agreement covenants.


4.  HOUSTON LIGHTING & POWER COMPANY:

The Company entered into an agreement with Houston Lighting & Power Company
(HLP) to purchase substantially all of its utility receivables. During the three months ended September 30, 1997, the Company had an average of $492.6 million of outstanding receivables from HLP.

Prior to March 11, 1997, the Company was subject to a SEC restriction (50% Restriction) which required the average amount of non-affiliated accounts receivable outstanding to be less than the average amount of affiliated accounts receivable outstanding for the previous twelve calendar months.

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                                                                     EXHIBIT 1
                                                                    Page 5 of 5


The Company received SEC authority to sell excess HLP receivables to third parties in order to maintain the Company's compliance with the 50% Restriction.

On March 11, 1997, the SEC issued an order granting the Company temporary relief from the 50% Restriction. The SEC has allowed the Company to factor HLP receivables up to a maximum of $450 million and to factor other non-affiliated utility companies' receivables up to a maximum of $100 million. This relief has been granted through December 31, 2000. At September 30, 1997, the Company was in compliance with the provisions set forth by the SEC under the terms of the temporary relief.


5.  FINANCIAL INSTRUMENTS:

CASH, CASH EQUIVALENTS, AND SHORT-TERM DEBT

The fair value equals the carrying amount as stated on the balance sheets because of the short maturity of those instruments.